                                                            RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 33-51793

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED MARCH 19, 1996

                                  $494,000,000

                      GENERAL ELECTRIC CAPITAL CORPORATION

                    GUARANTEES, INCLUDING INTERESTS THEREIN

                               ----------------
  General Electric Capital Corporation ("GE Capital" or the "Company") hereby offers its senior, unsecured guarantees (the "Guarantees"), including interests therein (the "Interests") to Record Holders (as defined below) of the following series of senior, unsecured debt securities jointly issued by Penske Truck Leasing Co., L.P. ("PTL") and PTL Finance Corporation ("PFC"):

                      7 3/4% SENIOR NOTES DUE MAY 15, 1999
                    8 1/4% SENIOR NOTES DUE NOVEMBER 1, 1999
                 6.39% MEDIUM-TERM NOTES DUE SEPTEMBER 21, 1998
                  6.30% MEDIUM-TERM NOTES DUE NOVEMBER 6, 1998
                 6.21% MEDIUM-TERM NOTES DUE NOVEMBER 13, 1998
                 6.13% MEDIUM-TERM NOTES DUE NOVEMBER 27, 1998 6.36% MEDIUM-TERM NOTES DUE NOVEMBER 15, 1999 6.35% MEDIUM-TERM NOTES DUE NOVEMBER 29, 1999 6.67% MEDIUM-TERM NOTES DUE SEPTEMBER 12, 2000 6.57% MEDIUM-TERM NOTES DUE SEPTEMBER 19, 2000 6.55% MEDIUM-TERM NOTES DUE SEPTEMBER 19, 2000
                  6.65% MEDIUM-TERM NOTES DUE NOVEMBER 1, 2000

The foregoing debt securities are referred to collectively as the "Securities", and each series thereof is referred to as a "Series of Securities".

  The Guarantees and the Interests are offered in conjunction with the Consent Solicitations (collectively, the "Solicitations") made by PTL and PFC to the Record Holders of the Securities pursuant to the Consent Solicitation Statement dated February 26, 1996 and previously delivered to the Record Holders. The conditions to the offering of the Guarantees and the Interests include the due execution and delivery by all parties thereto of Supplemental Indentures with respect to each Series of Securities (collectively, the "Supplemental Indentures") containing, among other things, the Proposed Amendments (as defined under "Description of the Solicitations" below) with respect to which consents are sought by PTL and PFC in the Solicitations and the satisfaction or waiver of all conditions to the consummation of the Proposed Transactions (as defined under "Description of the Proposed Transactions" below) other than the effectiveness of the Supplemental Indentures. See "The Solicitations" below.

  The Guarantees will be set forth in the Supplemental Indentures relating to each Series of Securities. GE Capital, PTL and PFC intend to cause the execution of the Supplemental Indentures for each Series of Securities to occur promptly following the receipt of Requisite Consents (as defined under "Description of the Solicitations" below) with respect to such Series of Securities have been obtained. Each Supplemental Indenture will become binding in accordance with its terms upon execution, but the Proposed Amendments and the Guarantee relating to the Series of Securities to which such Supplemental Indenture relates will not become effective until the Effectiveness Date (as defined under "Description of the Solicitations" below).

  Requisite Consents with respect to each Solicitation were received on March 15, 1996. Supplemental Indentures with respect to each series of Securities were executed and delivered, and all other conditions to the offering of the Guarantees and the Interests were satisfied, on March 19, 1996, which date is the Effectiveness Date. The Guarantees have been rated AAA by Standard & Poor's Corporation.

  The Company will not receive any cash proceeds in connection with the offering of the Guarantees or the Interests.
                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
    PASSED UPON THE  ACCURACY OR ADEQUACY  OF THIS PROSPECTUS  SUPPLEMENT OR
     THE PROSPECTUS. ANY  REPRE- SENTATION  TO THE  CONTRARY IS  A CRIMINAL
      OFFENSE.

                               ----------------

           The date of this Prospectus Supplement is March 19, 1996.

                  DESCRIPTION OF THE GUARANTEES AND INTERESTS

GENERAL

  The Guarantees and the Interests are offered in uncertificated form, subject to the satisfaction or waiver of certain conditions described below (the "Conditions"). See "Conditions to the Issuance of the Guarantees and Interests". The Conditions were satisfied on March 19, 1996. Record Holders will also hold uncertificated Interests in the related Guarantees representing the credit enhancement of such Record Holder's Securities afforded by the Guarantees.

  The Guarantees will provide that the Company unconditionally and irrevocably guarantees the due and punctual payment of the principal, interest and all other amounts due under the Securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, or both, according to the terms of the Securities. The Guarantees shall be unconditional irrespective of the validity or enforceability of the Securities, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, the Company will not waive presentment or demand of payment or notice with respect to the Securities.

  The Company shall be subrogated to all rights of the holders of the Securities in respect of any amounts paid by the Company pursuant to the provisions of the Guarantees. The Guarantees shall continue to be effective or reinstated, as the case may be, if at any time any payment made by PTL or PFC is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of the PTL or PFC, as the case may be, or otherwise.

  The Guarantees and the related Interests will not be issued under an Indenture or any other document or instrument. The Guarantees and the related Interests will be issued in uncertificated form. A copy of the Guarantee accompanies this Prospectus Supplement. It will not be necessary for new certificates evidencing the Securities to be issued.

CONDITIONS TO THE ISSUANCE OF THE GUARANTEES AND INTERESTS

  GE Capital was not required to consummate any offering of the Guarantees and the Interests and may terminate, extend or amend such offering if:

    (A) on or prior to the initial expiration date of the Solicitations (March 15, 1996 at 5:00 p.m., New York City time) or any subsequent expiration date, if PTL and PFC elect to extend the duration of any Solicitation, (i) PTL and PFC shall not have received the Requisite Consents with respect to each Series of Securities; (ii) Supplemental Indentures shall not have been duly executed and delivered with respect to each Series of Securities by all parties thereto; or (iii) all conditions to the consummation of the Proposed Transactions (other than the condition that the Supplemental Indentures for each Series of Securities shall have become effective) shall not have been satisfied or waived; or

    (B) there shall occur on or after February 26, 1996 and prior to the Effectiveness Date (i) any Default or any Event of Default (as such terms are defined in the respective Indentures) with respect to any Series of Securities; (ii) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental regulatory or administrative agency or instrumentality that, in the sole judgment of GE Capital or, with respect to the Solicitations, PTL or PFC, would or might prohibit, prevent, restrict or delay consummation of the offering of the Guarantees and the Interests, of any of the Solicitations, or of any other part of the Proposed Transactions; or
  (iii) the Trustee under any

  Indenture shall have objected in any respect to, or taken any action that could, in the sole judgment of GE Capital or, with respect to the Solicitations, PTL or PFC, adversely affect the consummation of the offering of the Guarantees and the Interests or of PTL's or PFC's ability to effect any of the Proposed Amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by PTL or PFC in soliciting the Consents to the Proposed Amendments (including the form thereof) or in the making of any of the Solicitations or the acceptance of any of the Consents.

  The conditions were satisfied on March 19, 1996.

                        DESCRIPTION OF THE SOLICITATIONS

  PTL and PFC solicited consents, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement (the "Statement") and the accompanying Consent (the "Consent"), to proposed amendments (the "Proposed Amendments") to each of the Indentures governing the Securities. Pursuant to the terms of the Indentures, receipt by PTL and PFC of validly delivered and unrevoked Consents from Record Holders of a majority in principal amount of a Series of Securities is required to approve the Proposed Amendments relating to such Series of Securities (as to any Series of Securities, the "Requisite Consents"). Requisite Consents were received on March 15, 1996.

  The Proposed Amendments and the Guarantees are embodied in Supplemental Indentures executed by PTL, PFC, GE Capital and the relevant Trustee with respect to each Series of Securities. Each Supplemental Indenture will become binding in accordance with its terms upon execution, but the Proposed Amendments and the Guarantees and related Interests embodied therein will only become effective upon the Effectiveness Date. The "Effectiveness Date" is the date that (i) all Supplemental Indentures have been duly executed and delivered by all parties thereto, (ii) all conditions to the consummation of the Proposed Transactions (other than the condition that the Supplemental Indentures become effective) have been satisfied or waived, and (iii) the other conditions to the several Solicitations have been satisfied or waived.

  The time and date on which a Supplemental Indenture governing any Series of Securities is executed is herein referred to as the "Relevant Consent Date" with respect to such Series of Securities. Record Holders of a Series of Securities with respect to which a Supplemental Indenture has been executed will be notified that the Relevant Consent Date has occurred with respect to such Series of Securities. The Indentures will remain in effect, without giving effect to the relevant Supplemental Indenture, including the Proposed Amendments or the Guarantees and related Interests embodied therein, until the Effectiveness Date.

  Requisite Consents with respect to each Solicitation were received on March 15, 1996. Supplemental Indentures with respect to each series of Securities were executed and delivered, and all other conditions to the offering of the Guarantees and the Interests were satisfied, on March 19, 1996, which date is the Relevant Consent Date and the Effectiveness Date.

  PTL and PFC fixed February 23, 1996 as the record date (the "Record Date") for determining the holders of each Series of Securities entitled to consent to the Proposed Amendments and to receive this Preliminary Prospectus Supplement and Prospectus. Only registered holders of each Series of Securities at the close of business on the Record Date (as to each such Series of Securities, the "Record Holders") may consent to the Proposed Amendments relating to the Series.

  This Prospectus Supplement and the accompanying Prospectus do not constitute part of the Solicitations, which are constituted by, and fully described in, the Consent Solicitation Statement, Consent and other documents relating to the Solicitation that have been delivered by PTL and PFC to the Record Holders. This Prospectus Supplement and the accompanying Prospectus relate solely to the offer by GE Capital of the Guarantees and the related Interests to the Record Holders of the Securities.

                    DESCRIPTION OF THE PROPOSED TRANSACTIONS

  PTL's partners are Penske Truck Leasing Corporation ("PTLC"), which currently owns a 37.9% general partnership interest and a 12.1% limited partnership interest, and General Electric Credit Corporation of Tennessee ("GECT"), a wholly-owned subsidiary of GE Capital, which owns a 50% limited partnership interest. PTL and its partners propose to effect a restructuring of PTL (the "Restructuring"), pursuant to which (i) at the closing of the Restructuring, which is expected to occur on or about March 31, 1996 (the "Closing Date"), GECT and PTLC will transfer to PTL their respective interests in LTC Holdings, L.L.C. ("LTC"), in which PTL currently owns a 48.4% equity interest, so that LTC will become wholly-owned by PTL, (ii) PTL will distribute $275 million to PTLC upon closing of the Restructuring, will agree to distribute to PTLC, contingent upon achieving certain annual revenue thresholds, an aggregate of up to $72.75 million in ten annual installments, and will further agree to make ten annual guaranteed payments to PTLC aggregating $28 million (collectively, the "Special Distributions"), and (iii) PTLC's limited partnership interest in PTL will be eliminated and PTLC's general partnership interest will be reduced to 21%, thereby increasing GECT's limited partnership interest in PTL to 79%. At the Closing Date, GE Capital will lend to PTL $275 million in the form of an unsecured, subordinated 10-year term loan at an interest rate of 7.00% per annum and will lend to PTL additional funds sufficient to redeem all of PTL's outstanding bank debt on the same basis as such funds would be provided if PTL were a wholly-owned subsidiary of GE Capital. After the Closing Date, GE Capital will, for so long as it holds an interest in PTL, supply PTL's future debt financing requirements on the same basis as such funds would be provided if PTL were a wholly-owned subsidiary of GE Capital. Accordingly, PTL and PFC will not otherwise incur further third party debt. The Restructuring and the other transactions referred to in this paragraph are herein referred to as the "Proposed Transactions."

  The Proposed Transactions were consummated as of March 19, 1996.

                              PLAN OF DISTRIBUTION

  The Guarantees and the related Interests are being offered directly by the Company.

PROSPECTUS

                      GENERAL ELECTRIC CAPITAL CORPORATION

     GUARANTEES, LETTERS OF CREDIT AND NOTES OR LOAN OBLIGATIONS, INCLUDING
                               INTERESTS THEREIN

                               ----------------

  General Electric Capital Corporation (the "Company") may offer from time to time its senior, unsecured guarantees (the "Guarantees"), direct-pay letters of credit (the "Letters of Credit") and indebtedness evidenced by notes or loan obligations (the "Notes or Loan Obligations" and, collectively with the Guarantees and the Letters of Credit, the "Support Obligations"), including in each case interests therein ("Interests").

  The Support Obligations will be issued from time to time by the Company in conjunction with structured finance or other transactions in which the Company participates. Unless otherwise provided in the accompanying Prospectus Supplement, the Support Obligations will not be sold separately from the securities to which an issuance of Support Obligations relates (the "Underlying Securities"), will not be severable from the Underlying Securities and will not be separately traded. Interests in the Support Obligations will be offered to holders of the related Underlying Securities. Interests will not be severable from the Support Obligations and will not be separately traded. The Underlying Securities will be offered by means of an offering document issued by the obligor or obligors thereunder if so required, and will not be offered by this Prospectus or the accompanying Prospectus Supplement. However, this Prospectus and the accompanying Prospectus Supplement will be delivered in conjunction with the offering or other document relating to the Underlying Securities, whether at the time of initial offers and sales of the Underlying Securities or at subsequent resales or remarketings or other transactions in which the offering document relating to the Underlying Securities is delivered.

  The Support Obligations will be offered on terms determined at the time of sale. The accompanying Prospectus Supplement sets forth the specific terms of the relevant Support Obligations. The Securities will be sold either through underwriters or dealers, through agents designated from time to time, or directly by the Company.

                               ----------------

THESE  SECURITIES HAVE NOT BEEN  APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE  SECURITIES
  AND EXCHANGE COMMISSION  OR ANY  STATE SECURITIES COMMISSION  PASSED UPON  THE
  ACCURACY         OR        ADEQUACY         OF        THIS         PROSPECTUS.
    ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

March 19, 1996

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, UNDERWRITER OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION OF ANY UNDERLYING SECURITY.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 and copies can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed.

                               ----------------

                      DOCUMENTS INCORPORATED BY REFERENCE

  There is hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, 1995, July 1, 1995 and September 30, 1995 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered by the accompanying Prospectus Supplement, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Bruce C. Bennett, Associate General Counsel--Treasury Operations and Assistant Secretary, General Electric Capital Corporation, 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 357-4000.

                               ----------------

                                  THE COMPANY

  General Electric Capital Corporation was incorporated in 1943 in the State of New York, under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, formed in 1932. Until November 1987, the name of the Company was General Electric Credit Corporation. All outstanding common stock of the Company is owned by General Electric Capital Services, Inc., formerly known as General Electric Financial Services, Inc. ("GE Capital Services"), which is in turn wholly owned by General Electric Company ("GE Company"). The business of the Company (which term, as used hereinafter under the above caption "The Company," means the Company and its consolidated affiliates) originally related principally to financing the distribution and sale of consumer and other products of GE Company. Currently, however, the type and brand of products financed and the financial services offered are significantly more diversified. Very little of the products financed by the Company involves products that are manufactured by GE Company.

  The Company operates in four finance industry segments and in a specialty insurance industry segment. The Company's financing activities include a full range of leasing, loan, equipment management services and annuities. The Company's specialty insurance activities include providing private mortgage insurance, financial guarantee insurance, principally on municipal bonds and structured finance issues, and creditor insurance covering international customer loan repayments. The Company is an equity investor in a retail organization and certain other financial services organizations. The Company's operations are subject to a variety of regulations in their respective jurisdictions.

  Services of the Company are offered primarily in the United States, Canada, Europe and the Pacific Basin. The Company's principal executive offices are located at 250 Long Ridge Road, Stamford, Connecticut 06927 (telephone number
(203) 357-4000). At December 31, 1994, the Company employed approximately 32,000 persons.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                YEAR ENDED DECEMBER 31,                                   NINE MONTHS
        -------------------------------------------------------              ENDED
        1990       1991         1992         1993         1994         SEPTEMBER 30, 1995
        ----       ----         ----         ----         ----         ------------------
        1.31       1.34         1.44         1.62         1.63                1.52

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of annual rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

                                USE OF PROCEEDS

  Unless otherwise provided in the Prospectus Supplement accompanying this Prospectus, the Company will not receive any cash proceeds from the issuance of the Support Obligations and related Interests offered hereby and by the accompanying Prospectus Supplement.

                              PLAN OF DISTRIBUTION

  Unless otherwise provided in the Prospectus Supplement accompanying this Prospectus, neither the Support Obligations nor the related Interests will be offered or sold separately from the Underlying Securities to which they relate. Such Underlying Securities will be offered and sold pursuant to a separate offering document, if required.

                DESCRIPTION OF SUPPORT OBLIGATIONS AND INTERESTS

GENERAL

  Support Obligations may include Guarantees, Letters of Credit or Notes or Loan Obligations that are issued in connection with, and as a means of credit support for, any part of a fixed or contingent payment obligation of Underlying Securities issued by third parties. Issuers of Underlying Securities may or may not be affiliated with the Company. A holder of an Underlying Security will also hold uncertificated Interests in the related Support Obligation, representing the credit enhancement of such holder's Underlying Security afforded by the related Support Obligation.

  Support Obligations that are issued in the form of Notes or Loan Obligations, and the related Interests, are to be issued under an Indenture, dated as of February 1, 1994 (the "Indenture"), between the Company and The Chase Manhattan Bank (National Association), as Successor Trustee (the "Trustee"). To the extent that the following disclosure summarizes certain provisions of the Indenture, such summaries do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The terms and conditions of any Support Obligation and related Interests will be determined by the terms and conditions of the related Underlying Securities, and may vary from the general descriptions set forth below. A complete description of the terms and conditions of any Support Obligations and related Interests issued pursuant to this Prospectus will be set forth in the accompanying Prospectus Supplement.

  Any Support Obligations and related Interests will be unsecured and will rank pari passu (equally and ratably) with all other unsecured and unsubordinated indebtedness of the Company. The terms of a particular Support Obligation may provide that a different Support Obligation may be substituted therefor, upon terms and conditions described in the applicable Prospectus Supplement, provided that such substitution is carried out in conformity with the Securities Act of 1933 and the rules and regulations thereunder. Unless otherwise specified in the accompanying Prospectus Supplement, each Support Obligation will be governed by the law of the State of New York. Neither the Indenture (with respect to Notes and Loan Obligations) nor any other document or instrument (with respect to other forms of Support Obligations) will limit the amount of Support Obligations or Interests that may be issued thereunder or limit the amount of other debt, secured or unsecured, that may be issued by the Company. Neither the Indenture (with respect to Notes and Loan Obligations) nor any other document or instrument (with respect to other forms of Support Obligations) will contain any provisions that limit the ability of the Company to incur indebtedness or that afford holders of Support Obligations or Interests protection in the event GE Company, as sole indirect stockholder of the Company, causes the Company to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

  The Company undertakes to procure a rating with respect to any Support Obligations offered hereby from at least one nationally recognized rating organization (currently anticipated to be either Moody's Investors Service, Inc. or Standard & Poor's Corporation) prior to the sale of any such Support Obligations. It is anticipated that any Support Obligation will be rated at least AA by Standard & Poor's Corporation or Aa by Moody's Investor's Service Inc., and in no event will any Support Obligation be rated below investment grade by either such rating organization. The details for such rating or ratings will be contained in the accompanying Prospectus Supplement.

  The various forms of Support Obligations described below are intended to be issued in conjunction with structured finance or other transactions in which the Company participates. The following hypothetical structured finance transaction is illustrative of the type of structured finance transaction that could lead to the issuance by the Company of a Support Obligation and related Interests hereunder. Actual transactions could vary, and will be described in detail in the Prospectus Supplement accompanying this Prospectus.

  GE Capital is an active participant in structuring energy finance transactions. In such a transaction, GE Capital could create a limited partnership with an unaffiliated third party and arrange the financing to enable the partnership to construct, own and operate a cogeneration facility (the "Project"). Financing for the facility would be obtained from a local governmental authority (the "Authority"), which would issue industrial development bonds to finance the Project, which are referred to herein as the Underlying Securities. The Underlying Securities would be exempt from the Securities Act of 1933 pursuant to Section 3(a)(2) thereof. Typically, the proceeds of the offering would be on-lent by the Authority directly to the Project. To reduce the Project's borrowing costs, GE Capital, which has a higher credit rating than any Project would be able to obtain, would provide credit support for the Underlying Securities in one of the following ways:

  . By issuing for the benefit of the registered owners of the Underlying
    Securities a guarantee of the payment by the Project of principal, premium, if any, and interest on the Underlying Securities;

  . By issuing for the benefit of the registered owners of the Underlying
    Securities a direct-pay letter of credit, allowing the registered owners to draw from GE Capital any amounts not paid by the Project with respect to principal, premium, if any, or interest on the Underlying Securities; or

  . By issuing a note or other form of evidence of indebtedness, whether pursuant to a loan agreement or directly, to the Authority when the Authority on-lends the proceeds of the Underlying Securities issue to GE Capital. GE Capital then on-lends the proceeds to the Project. This structure gives the holders of the Underlying Securities the benefit of the higher credit rating of GE Capital.

  More detailed descriptions of these forms of Support Obligations follow.

GUARANTEES

  Any Guarantees issued from time to time by the Company for the benefit of registered owners of specified Underlying Securities will include the following terms and conditions, plus any additional terms specified in the accompanying Prospectus Supplement.

  A Guarantee will provide that the Company unconditionally guarantees the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable Underlying Securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, or both, according to the terms of the applicable Underlying Securities. Any Guarantee shall be unconditional irrespective of the validity or enforceability of the applicable Underlying Security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, the Company will not waive presentment or demand payment or notice with respect to the applicable Underlying Security unless otherwise provided in the accompanying Prospectus Supplement.

  The Company shall be subrogated to all rights of the holder of the applicable Underlying Securities in respect of any amounts paid by the Company pursuant to the provisions of a Guarantee. The Guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable Underlying Security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of the Company, the issuer of the applicable Underlying Security or otherwise.

LETTERS OF CREDIT

  Any direct-pay Letters of Credit issued from time to time by the Company relating to specified Underlying Securities shall include the following terms and conditions, plus any additional terms specified in the accompanying Prospectus Supplement.

  Any Letter of Credit will be a direct-pay obligation of the Company issued for the account of the registered owners of the applicable Underlying Securities or, in certain cases, an agent acting on behalf of the issuer of the applicable Underlying Securities or a trustee acting on behalf of such registered owners. The Letter of Credit will be issued in an amount that corresponds to principal and, if applicable, interest and other payments payable with respect to the applicable Underlying Securities. Drawings under the Letter of

Credit will reduce the amount available under the Letter of Credit, but drawings of a recurring nature (such as interest) will automatically be reinstated following the date of such payment provided such Letter of Credit has not otherwise expired.

  The Letter of Credit will expire at a date and time specified in the accompanying Prospectus Supplement, and will also expire upon the earlier occurrence of certain events, as described in the accompanying Prospectus Supplement.

NOTES OR LOAN OBLIGATIONS

  The Company may incur indebtedness from time to time to the issuer of Underlying Securities, such indebtedness to be evidenced by promissory notes ("Notes") or by loan agreements or other evidence of indebtedness ("Loan Obligations"). The purpose of incurring such indebtedness and issuing any such Note or Loan Obligation will be to enable the Company, directly or indirectly, to provide credit support to the applicable Underlying Securities by means of the Company's repayment obligation as evidenced by the Note or Loan Obligation. The Notes or Loan Obligations will provide that only the issuer of the Underlying Securities to which such Notes or Loan Obligations relate will be entitled to enforce such notes or Loan Obligations against the Company. Holders of the relevant Underlying Securities will not have any third party beneficiary or other rights under, or be entitled to enforce, the relevant Notes or Loan Obligations. The terms and provisions of any such Note or Loan Obligation, including principal amount, provisions or interest and premium, if applicable, maturity, prepayment provisions, if any, and identity of obligee, will be described in the applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURE

  The following provisions will apply to any Support Obligation issued pursuant to the Indenture.

  The Indenture permits the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of Support Obligations of each series issued pursuant to the Indenture affected outstanding and Interests of such series (voting together as a single class), to add any provisions to or change in any manner or eliminate any of the provisions of the Indenture or modify in any manner the rights of the holders of the Support Obligations of each such series, provided that no such addition or modification shall (i) among other things, reduce the principal amount of any such Support Obligation, or (ii) reduce the aforesaid percentage of principal amount of such Support Obligations of any series, the consent of the holders of which is required for any addition or modification, without in each case the consent of the holder of each such Support Obligation so affected. (Section 10.2)

EVENTS OF DEFAULT

  The following provisions will apply to any Support Obligation issued pursuant to the Indenture.

  An Event of Default with respect to any series of Support Obligations issued pursuant to the Indenture is defined in the Indenture as being (a) default in any payment of principal or premium, if any, or interest on any Support Obligation of such series in accordance with the terms of the related Credit Support Agreement; or (b) any other Event of Default as defined in the related Credit Support Agreement to the extent specifically identified pursuant to
Section 2.2 of the Indenture. (Section 6.1.) The Indenture requires the Company to deliver to the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.5.) No Event of Default with respect to a particular series of Support Obligations under the Indenture necessarily constitutes an Event of Default with respect to any other series of Support Obligations issued thereunder or other series of Support Obligations not entitled to the benefits of the Indenture.

  The Indenture provides that during the continuance of an Event of Default with respect to any series of Support Obligations issued pursuant to the Indenture, either the Trustee or the holders of 25% in aggregate principal amount of the outstanding Support Obligations of such series and the Interests of such series (voting together as a single class) may declare the principal of all such Support Obligations to be due and payable immediately, but under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such Support Obligations then outstanding. The Indenture provides that past defaults with respect to a particular series of Support Obligations issued pursuant to the Indenture (except, unless theretofore cured, a default in payment of principal of, or interest on any of the Support Obligations of such series) may be waived on behalf of the holders of all Support Obligations of such series by the holders of a majority in principal amount of such Support Obligations then outstanding. (Sections 6.1 and 6.7.)

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default with respect to any series of Support Obligations issued pursuant to the Indenture shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders of Support Obligations of any series issued thereunder unless such holders shall have offered to the Trustee reasonable indemnity. (Section 6.4.) Subject to such indemnification provision, the Indenture provides that the holders of a majority in principal amount of the Support Obligations of any series issued pursuant to the Indenture and the Interests of such series (voting together as a single class) thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Support Obligations of such series, provided that the Trustee may decline to follow any such direction if it has not been offered reasonable indemnity therefor or if it determines that the proceedings so directed would be illegal or involve it in any personal liability. (Section 6.7.)

CONCERNING THE TRUSTEE

  The Chase Manhattan Bank (National Association) acts as trustee under several other indentures with the Company, pursuant to which a number of series of senior, unsecured notes of the Company are presently outstanding.

  Any material business and other relationships (including additional trusteeships), other than the present and prospective trusteeships referred to in the foregoing paragraph, between, on the one hand, the Company, GE Company and other affiliates of GE Company and, on the other hand, the Trustee under the Indenture pursuant to which any of the Support Obligations to which the Prospectus Supplement accompanying this Prospectus relates are to be issued pursuant to the Indenture, are described in such Prospectus Supplement.

                                 LEGAL OPINIONS

  Except as may be otherwise specified in the Prospectus Supplement accompanying the Prospectus, the legality of the Support Obligations will be passed upon the Company by one of Nancy E. Barton, a director and Senior Vice President, General Counsel and Secretary of the Company or Bruce C. Bennett, Associate General Counsel--Treasury Operations and Assistant Secretary of the Company, Ms. Barton and Mr. Bennett, together with members of their families, own, have options to purchase and have other interests in shares of common stock of GE Company.

                                    EXPERTS

  The financial statements and schedules of General Electric Capital Corporation and consolidated affiliates as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements refers to a change in 1993 in the method of accounting for investments in certain securities.

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  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-
FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REP-RESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PRO-SPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLE-MENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITA-TION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALI-FIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


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                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                             PROSPECTUS SUPPLEMENT

Description of the Guarantees and Interest................................  S-2
Description of the Solicitation...........................................  S-3
Description of the Proposed Transactions..................................  S-3
Plan of Distribution......................................................  S-4


                                  PROSPECTUS
Available Information....................................................... 2
Documents Incorporated by Reference......................................... 2
The Company................................................................. 3
Use of Proceeds............................................................. 3
Plan of Distribution........................................................ 3
Description of Support Obligations and Interests............................ 4
Legal Opinions.............................................................. 7
Experts..................................................................... 7

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                               U.S.$494,000,000

                               GENERAL ELECTRIC
                              CAPITAL CORPORATION

                    GUARANTEES, INCLUDING INTERESTS THEREIN

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------



                                MARCH 19, 1996

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